EXHIBIT 5

August 18, 2004

Newtek Business Services, Inc.
100 Quentin Roosevelt Blvd.
Suite 408
Garden City, NY 11530

Gentlemen:

         We have acted as counsel to Newtek Business Services, Inc., a New York corporation (the "Company"), in connection with the preparation of the
Registration Statement on Form S-3 (the "Registration Statement") of Newtek to
be filed with the Securities and Exchange Commission under the Securities Act of
1933, as amended, for the registration of 69,444 shares of Common Stock, $0.02 par value per share (the Common Stock"), of Newtek issued to certain selling shareholder (the "Shares"). This opinion is delivered to you in connection with the Registration Statement on Form S-3 for the aforementioned sales.

         In rendering the opinion set forth herein, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof, as we have deemed necessary under the circumstances.

         Based upon the foregoing and such other examination of law and fact as we have deemed necessary, and in reliance thereon, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

         Newtek is a New York corporation. This opinion is limited to New York and federal law.

         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to this firm under the caption
"Legal Matters" in the prospectus which is a part of the Registration Statement.

                                                         Very truly yours,

                                                         /s/ Cozen O'Connor
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                                                             Cozen O'Connor